UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 17, 2011

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 17, 2011, STAG Industrial Operating Partnership, LP (the “Operating Partnership”), a Delaware limited partnership and the operating partnership of STAG Industrial, Inc., a Maryland corporation (the “Company”), amended its $100 million secured corporate revolving credit facility with Bank of America, N.A., as Administrative Agent, and a syndicate of other lenders (the “Credit Facility”).  The Operating Partnership is the borrower and the Company and certain of its subsidiaries are the guarantors under the Credit Facility.

As a result of this amendment, the Credit Facility’s applicable interest rates were reduced from a range of 275 - 375 basis over LIBOR to a range of 225 - 325 basis points over LIBOR, depending on the Company’s leverage ratio.  The amendment also modified certain other covenants.  For example, pursuant to the terms of the amendment, if the Company completes an additional equity offering, the Company’s ability to pay distributions or make any payments for the repurchase or redemption of its equity securities will increase to an amount per year that equals the greater of (i) 115% (which percentage decreases over time to 95% by March 31, 2013) of its funds from operations, or (ii) the minimum amount required for the Company to qualify and maintain its status as a real estate investment trust.  In addition, the amendment reduces the ratio of Consolidated EBITDA (as defined in the Credit Facility) to Consolidated Fixed Charges (as defined in the Credit Facility) to not be less than 1.75 to 1.0 through the quarter ending June 30, 2012, increasing to 2.0 to 1.0 for each quarter thereafter, provided if the Company completes a preferred offering the ratio shall be reduced to not less than 1.5 to 1.0 through the quarter ending March 31, 2012, increasing to 1.75 to 1.0 as of each quarter thereafter, provided that following satisfaction of the appraisal condition for the collateral pool such ratio shall be reduced to 1.75 to 1.0.

The amendment also increases borrowing availability under the Credit Facility to the lesser of (i) the aggregate commitment, (ii) prior to satisfaction of an appraisal condition with respect to the collateral pool, 50% of the value of the borrowing base properties, and following satisfaction of an appraisal condition with respect to the collateral pool, 55% of the value of the borrowing base properties, or (iii) prior to satisfaction of an appraisal condition with respect to the collateral pool, the amount that would result in a debt service coverage ratio for the borrowing base properties of not less than 1.75x based on a 30-year amortization period, and following satisfaction of an appraisal condition with respect to the collateral pool, the amount that would result in a debt service coverage ratio for the borrowing base properties of not less than 1.6x based on a 30-year amortization period, in each case calculated using an interest rate equal to the greatest of (i) the yield on a 10-year United States Treasury Note at such time as determined by the agent plus 3.00%, (ii) 7.50% and (iii) the weighted average interest rate(s) then in effect under the credit agreement.

The foregoing description of the amendment to the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the amendment, a copy of which has been filed as Exhibit 10.1 to this report and incorporated in this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Second Amendment to Credit Agreement, dated as of October 17, 2011, by and among STAG Industrial Operating Partnership, LP, STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated: October 21, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1

Second Amendment to Credit Agreement, dated as of October 17, 2011, by and among STAG Industrial Operating Partnership, LP, STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto